Exhibit 107

Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

Black Hawk Acquisition Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	457(o)	4,625,493	10.1	$46,254,930	0.0001381	$6,387.81
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(2)	457(o)	6,033,474	10.0	$15,000,000	0.0001381	$2,071.50
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(3)	457(o)	966,526	-	$-	0.0001381	$-

Total Offering Amounts:							$61,254,930		$8,459.31
Total Fees Previously Paid:									0
Total Fee Offsets:									0
Net Fee Due:									$8,459.31

Offering Note(s)

(1)	Consists of the sum of: (i) 2,124,077 PubCo common stock to be issued to SPAC public shareholders in exchange for their SPAC ordinary shares, par value $0.0001 per share; (ii) 235,500 PubCo common stock to be issued to the Sponsor in exchange for their SPAC private placement shares; (iii) 1,725,000 PubCo common stock to be issued to the Sponsor in exchange for their Sponsor founder shares; (iv) 69,000 PubCo common stock to be issued to D.Boral in exchange for their representative shares; (v) 424,816 PubCo common stock to be issued to SPAC public shareholders upon conversion of their rights; and (vi) 47,100 PubCo common stock to be issued to the Sponsor upon conversion of their private rights.
(2)	Represents the 6,033,474 PubCo common stock to be issued to Vesicor shareholders as merger consideration in connection with the Business Combination.
(3)	exercise of 966,526 warrants held by Vesicor Shareholders immediately prior to the effective time of the Merger.